Exhibit 99.1

Media Contact	August 14, 2006
Andy Brimmer, 205-410-2777	For Immediate Release

HEALTHSOUTH ANNOUNCES REPOSITIONING TO FOCUS ON INPATIENT

REHABILITATION, CREATING PURE-PLAY INVESTMENT IN POST-ACUTE CARE

Intends to Pursue Alternatives for Surgery, Outpatient, and Diagnostic Divisions

Proceeds Will Accelerate Debt Repayment

Announces Application for NYSE Relisting,

Seeks Approval for 1-for-5 Reverse Stock Split

Birmingham, Ala. – HealthSouth Corporation (OTC Bulletin Board: HLSH.BB) today announced that it would explore a range of strategic alternatives to enhance stockholder value and reposition the Company’s primary focus on the post-acute care sector.

As a result of today’s announcement, the Company is evaluating strategic alternatives that include, but are not limited to, the spin-off, sale or other disposition of the Company’s surgery center and outpatient rehabilitation divisions, together with the Company’s previously announced determination related to its diagnostic division. HealthSouth intends to use a substantial portion of the proceeds to deleverage the Company.

HealthSouth’s Inpatient Division accounted for 57.9 percent of the company’s consolidated net operating revenues and 86.0 percent of the Company’s operating earnings from its four primary operating divisions for the three months ended June 30, 2006. For the same period, the Surgery Division accounted for 24.5 percent of consolidated net operating revenues and 18.1 percent of operating earnings, the Outpatient Division accounted for 11.0 percent of consolidated net operating revenues and 6.8 percent of operating earnings, and the Diagnostic Division accounted for 6.6 percent of consolidated net operating revenues and -10.9 percent of operating earnings.

“HealthSouth has long been known for the quality of its inpatient rehabilitation services,” said Jay Grinney, HealthSouth President and CEO. “With the aging of our nation’s population and the highly fragmented nature of the $125 billion post-acute market, we recognize there are significant growth and consolidation opportunities in the post-acute sector. We intend to focus HealthSouth’s resources on establishing a “pure play,” post-acute company that builds on our core competencies, permits us to pursue these growth opportunities, and allows us to expand into complementary post-acute businesses.

“At the same time, we believe our Outpatient, Surgery and Diagnostic Divisions will be well-positioned to succeed under new owners who will place strategic priority on strengthening each individual business,” Grinney added. “These divisions compete in sectors with good growth potential. However, we have concluded there are very few strategic or financial synergies in operating these divisions as one company. We are committed to seeking buyers whose values are consistent with HealthSouth’s heritage of outstanding patient care.” Grinney concluded by adding, “A substantial portion of the expected proceeds will be used to deleverage the Company, creating a balance sheet that will allow us to capitalize on growth opportunities in the post-acute segment.”

HealthSouth has engaged Goldman, Sachs & Co. to assist in the process of evaluating strategic alternatives for the divisions to be divested, which is expected to take approximately twelve months to complete. The Company cautioned that there can be no assurance that the exploration of strategic alternatives will result in any agreements or transactions. Furthermore, the Company does not intend to disclose developments with respect to the exploration of these strategic alternatives unless and until it has finalized an alternative that has been approved by the Board.

In addition, HealthSouth announced that it has been cleared to submit an application for the listing of its common stock on the New York Stock Exchange, Inc. (“NYSE”) and anticipates that it will begin trading on the NYSE by the end of October under the ticker symbol “HLS.”

Coincident with this relisting, HealthSouth will seek stockholder approval for a one-for-five reverse stock split whereby every five shares of common stock issued and outstanding will become one share of common stock. HealthSouth currently has approximately 398.24 million shares outstanding. As a result of the reverse stock split, outstanding shares will be reduced to approximately 80 million.

The Company’s primary purpose for the reverse stock split is to increase the per-share trading price of its common stock and decrease the number of outstanding shares of its common stock so as to:

•	bring the share price of its common stock, along with the number of shares of its common stock outstanding, to a range more in line with other healthcare companies with comparable market capitalization;

•	broaden the pool of investors that are interested in investing in HealthSouth by attracting new investors who would prefer not to invest in shares that trade at low, single-digit share prices;

•	make the Company’s common stock a more attractive investment to institutional investors;

•	reduce the relatively high transaction costs and commissions incurred by its stockholders due to the Company’s currently low per share trading price and high number of shares outstanding; and

•	illustrate more effectively the impact of the Company’s operational improvements and cost reductions by enhancing the visibility of any changes of its reported earnings per share.

Grinney said that the reverse split will affect all of the Company’s stockholders uniformly and will not change the proportionate equity interests of any of the Company’s stockholders.

HealthSouth will soon file a preliminary proxy statement with the Securities and Exchange Commission with respect to the stockholders meeting to approve such reverse stock split and anticipates completing the reverse stock split prior to the time its common stock begins trading on the NYSE by the end of October.

Grinney also said that the Company will retain the HealthSouth name. “The market research we conducted overwhelmingly indicated that the name HealthSouth is synonymous with high quality rehabilitative care. As we reposition HealthSouth as a pure-play, post-acute healthcare provider, this valuable brand equity is part of our heritage that we’re holding onto.” Grinney also indicated HealthSouth will maintain its headquarters in Birmingham, Alabama.

About HealthSouth

HealthSouth is one of the nation’s largest providers of outpatient surgery, diagnostic imaging and rehabilitative healthcare services, operating facilities nationwide. HealthSouth can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. HealthSouth’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to the consummation of the proposed settlement of pending litigation relating to HealthSouth’s prior reporting and financial practices; significant changes in HealthSouth’s management team; HealthSouth’s ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees and customers; HealthSouth’s ability to successfully remediate its internal control weaknesses; changes, delays in or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the company’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2005; Form 10-Q for the quarter ended March 31, 2006; and Form 10-Q for the quarter ended June 30, 2006.

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